January 31, 2001

Lord Abbett Tax-Free Income Fund, Inc.
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

      You have requested our opinion in connection with your filing of Amendment No. 32 to the Registration Statement on Form N-1A (the "Amendment") under the Investment Company Act of 1940, as amended, of Lord Abbett Tax-Free Income Fund, Inc., a Maryland Corporation (the "Company"), and in connection therewith your registration of the following shares of capital stock, with a par value of $.001 each, of the Company (collectively, the "Shares"): the Lord Abbett California Tax-Free Income Fund (Class A, C, and P); the Lord Abbett Connecticut Tax-Free Income Fund (Class A and P); Lord Abbett Hawaii Tax-Free Income Fund (Class A and P); Lord Abbett Minnesota Tax-Free Income Fund (Class A and P); Lord Abbett Missouri Tax-Free Income Fund (Class A and P); Lord Abbett National Tax-Free Income Fund (Class A, B, C, and P), Lord Abbett New Jersey Tax-Free Income Fund(Class A and P); Lord Abbett New York Tax-Free Income Fund (Class A, C, and
P); Lord Abbett Texas Tax-Free Income Fund (Class A and P); and Lord Abbett Washington Tax-Free Income Fund (Class A and P).

      We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

      We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefor as set forth in the Amendment and that the number of shares issued does not exceed the number authorized, the Shares will be validly issued, fully paid and nonassessable.

      We express no opinion as to matters governed by any laws other than the Title 2 of the Maryland Code. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    WILMER, CUTLER & PICKERING


                                    By:/s/James Anderson
                                       James Anderson, a partner